Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

ALLOT LTD.
 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.10 per share (“Ordinary Shares”)	Rule 457(a) and Rule 457(h)	1,000,000 Shares(2)	$2.735	$2,735,000 (3)	.00011020	$301.40
Total Offering Amounts					$2,735,000		$301.40
Total Fee Offsets							N/A
Net Fee Due							$301.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the 2016 Incentive Compensation Plan (the “2016 Plan”).

(2)	Represents an automatic increase to the number of shares available for issuance under the 2016 Plan to be granted under the 2016 Plan.
(3)
Calculated in accordance with Rule 457(h)(1) and Rule 457(c) promulgated under the Securities Act, based on the average of the high and low prices (which was $ 2.78 and $2.69 respectively) of the registrant’s Ordinary Shares on the NASDAQ Global Select Market on March 22, 2023.